Exhibit 23.1

Weinberg & Baer LLC

115 Sudbrook Lane, Baltimore, MD 21208

Phone (410) 702-5660

________________________________________________________________________

June 19, 2017

Ms. Debra A. Mathias, Chief Executive Officer

Ameri Metro, Inc.

2575 Eastern Blvd., Suite 101

York, PA 17402

Dear Ms. Mathias:

CONSENT OF INDEPENDENT AUDITOR

We have issued our report dated November 3, 2016, with respect to the financial statements of Ameri Metro, Inc. contained in the Registration Statement and Prospectus of Ameri Metro, Inc. on Form S-1/A Amendment No. 3. We hereby consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the heading “Experts.”

Respectfully submitted,

Weinberg & Baer LLC

Baltimore, Maryland

June 12, 2017